Exhibit 4

PUT/CALL LETTER AGREEMENT

November 5, 2015

TMFS Holdings, Inc.
Attn: Adam S. Bold
1744 Stone Canyon Road
Los Angeles, California 90077

Re:                             Put/Call Agreement

Dear Adam:

As you know, Kansas City 727 Acquisition LLC, the parent company of The Mutual Fund Store, LLC (the “Employer”), Financial Engines, Inc. (“Purchaser”) and certain other parties are entering into an Agreement and Plan of Mergers, dated as of the date hereof (the “Merger Agreement”).  The Merger Agreement contemplates that each of you and the Funds (as defined below) will receive in the Merger, among other things, certain shares of Purchaser Common Stock Merger (the “Merger Stock Consideration”).  This letter agreement (this “Letter Agreement”), which is being entered into concurrently with the execution of the Merger Agreement, memorializes our agreement concerning our arrangements, entered into at your request, to provide you with the right to sell a portion of your Merger Stock Consideration to the Funds, and the Funds’ right to acquire certain of your Merger Stock Consideration.

1.                                      Certain Definitions.  For purposes of this Letter Agreement, the term “Funds” means, collectively, WP X Finance, L.P. and Warburg Pincus X Partners, L.P, and their respective successors and assigns. The term “you” means TMFS Holdings, Inc.  Capitalized terms used but not defined in this letter shall have the definitions given them in the Merger Agreement.

2.                                      Put Option.

a.                                      In consideration for your obligations under this Letter Agreement, the Funds hereby grant you, on the terms set forth herein, the right to sell the Put Option Shares to the Funds, at the Option Closing, for the Put Option Consideration (the “Put Option”).

b.                                      You may only exercise the Put Option by delivering, to the Sellers’ Representative in accordance with Section 13.5 (Notices) of the Merger Agreement, no later than 15 Business Days prior to the Closing Date, a written notice specifying the maximum number of Put Option Shares for which you wish to exercise your Put Option (the “Put Option Notice”).  A Put Option Notice, once delivered, shall be final and irrevocable.

c.                                       The “Put Option Shares” means the number of shares of Merger Stock Consideration equal to the lesser of (i) the number of shares of Merger Stock Consideration set forth in the Put Option Notice (which may not be greater than 637,550) and (ii) 637,550 shares of Merger Stock Consideration minus the number of Call Option

Shares set forth in any Call Option Notice delivered to you prior to the delivery of the Put Option Notice.  For the avoidance of doubt, in no event shall the number of Put Option Shares and Call Option Shares, in the aggregate, exceed 637,550.

d.                                      The “Put Option Consideration” means the product of (i) 31.37 multiplied by (ii) the number of Put Option Shares.

3.                                      Call Option.

a.                                      In consideration for the Funds’ obligations under this Letter Agreement, you hereby grant the Funds, on the terms set forth herein, the right to purchase the Call Option Shares from you, at the Option Closing, for the Call Option Consideration (the “Call Option”).

b.                                      The Funds may only exercise the Call Option by delivering, to you at 1744 Stone Canyon Road, Los Angeles, California 90077 with a copy to Robert M. Barnes, Bryan Cave LLP, 1200 Main Street, Suite 3800, Kansas City, Missouri 64105, no later than 15 Business Days prior to the Closing Date, a written notice specifying the maximum number of Call Option Shares for which the Funds wish to exercise their Call Option (the “Call Option Notice”).  A Call Option Notice, once delivered, shall be final and irrevocable.

c.                                       The “Call Option Shares” means the number of shares of Merger Stock Consideration equal to the lesser of (i) the number of shares of Merger Stock Consideration set forth in the Call Option Notice (which may not be greater than 637,550) and (ii) 637,550 shares of Merger Stock Consideration minus the number of Put Option Shares set forth in any Put Option Notice delivered to the Sellers’ Representative prior to the delivery of the Call Option Notice.  For the avoidance of doubt, in no event shall the number of Put Option Shares and Call Option Shares, in the aggregate, exceed 637,550.

d.                                      The “Call Option Consideration” means the product of (i) 31.37 multiplied by (ii) the number of Call Option Shares.

4.                                      Option Closing.

a.                                      If you or the Funds duly exercise the Put Option or the Call Option, as the case may be, the closing of the Put Option and the Call Option (as applicable) (the “Option Closing”) shall be effective on the Closing Date, immediately following the Company Merger Effective Time.  Promptly following the Option Closing, but in no event prior to the delivery of the shares of Purchaser Common Stock to you and/or your Affiliates and the delivery of cash consideration payable to the Funds by Purchaser, in both cases as is contemplated to be delivered in connection with and as of the Closing pursuant to the terms of the Merger Agreement, and at such time as the parties may agree, the parties shall take the following actions:

i.      You shall deliver or cause to be delivered full and valid title to the Call Option Shares (if the Call Option has been duly exercised) and the Put

Option Shares (if the Put Option has been duly exercised) to the Funds, in the following proportions: 96.9% to WP X Finance, L.P. and 3.1% to Warburg Pincus X Partners, L.P., in each case free and clear of any and all Liens, other than restrictions on transfer originating under the Securities Act and applicable securities Laws and applicable terms and conditions of the Stockholders Agreement; and

ii.   Contemporaneously with the delivery of the Call Option Shares and Put Option Shares pursuant to Section 4.a.i, the Funds shall pay (or cause to be paid) to you the Call Option Consideration (if the Call Option has been duly exercised) and the Put Option Consideration (if the Put Option has been duly exercised), in each case by wire transfer of immediately available funds in accordance with wire instructions provided in writing by you.

b.                                      Notwithstanding anything to the contrary set forth herein, all obligations of the Funds hereunder, including but not limited to the obligation to pay any Put Option Consideration or Call Option Consideration, as the case may be, shall be several (and not joint and several) obligations of WP X Finance, L.P. and Warburg Pincus X Partners, L.P. in the following proportions: 96.9% from WP X Finance, L.P. and 3.1% from Warburg Pincus X Partners, L.P.

5.                                      Certain Adjustments.  Notwithstanding anything set forth herein to the contrary, if, between the date of this Letter Agreement and the Closing, shares of Purchaser Common Stock shall have been changed into a different number of shares or a different class of shares by reason of any stock dividend, subdivision, reorganization, reclassification, recapitalization, stock split, reverse stock split, combination, exchange of shares, or any similar change in capitalization, then the Put Option Shares, Call Option Shares, Put Option Consideration and Call Option Consideration and any other amounts in this Letter Agreement, as applicable, shall be equitably, appropriately and proportionately adjusted to provide to the parties hereto with the same economic effect as contemplated by this Letter Agreement prior to such event.

6.                                      Further Assurances. Each of the parties hereto shall execute such documents and other instruments, obtain in a timely manner all necessary waivers, consents and approvals, effect all necessary registrations and filings, and take such further actions as may be required, to carry out the provisions hereof hereof and perform this Letter Agreement in compliance with applicable Law.

7.                                      Governing Law; Venue; Waiver of Jury Trial.  This Letter Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without respect to its principles of conflicts of laws.  The parties hereto irrevocably submit to the jurisdiction of the Delaware Court of Chancery (or, if such court declines to accept jurisdiction, any state or federal court sitting in or for New Castle County, Delaware) with respect to any dispute arising out of or relating to this Letter Agreement, and each party irrevocably agrees that all claims in respect of such dispute or proceeding shall be heard and determined in such courts.  The parties hereto hereby irrevocably waive, to the fullest extent permitted by law, any objection which they may now or hereafter have to the venue of any dispute arising out of or relating to this Agreement or the transactions contemplated hereby brought in such court or any defense of inconvenient forum for the maintenance of such dispute or proceeding.  Each party hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent permitted by law, any right it may have to a trial by jury in respect of any litigation as between the parties directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated hereby or disputes relating hereto.  Each of the parties hereto (a) certifies that no representative, agent or attorney of the other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waivers and (b) acknowledges that it and the other parties have been induced to enter into this Letter Agreement by, among other things, the mutual waivers and certifications contained in this Section 7.

8.                                      Termination. In the event that the Merger Agreement is terminated prior to the Closing, this Letter Agreement shall be null and void ab initio.

9.                                      No Recourse.  All Liabilities arising out of this Letter Agreement will be limited to the parties to this Letter Agreement and, with respect to such parties, will be limited to the terms of this Letter Agreement, and no Non-Recourse Party will have any Liability hereunder or with respect to the transactions contemplated hereby, whether by the enforcement of any assessment or by any Action (whether in contract or in tort, in Law or in equity, through attempted piercing of the corporate, limited partnership or limited liability company veil, or otherwise), or by virtue of any applicable Law.  “Non-Recourse Party” means, with respect to a party to this Letter Agreement, any of such party’s former, current and future equity holders, controlling Persons, agents, Representatives, Affiliates, members, managers, general or limited partners, successors or assignees (or any former, current or future equity holder, controlling Person, agent, Representative, Affiliate, member, manager, general or limited partner, successor or assignee of any of the foregoing); provided, that, for the avoidance of doubt, no party to this Letter Agreement will be considered a Non-Recourse Party.

10.                               Assignment. This Letter Agreement may be assigned by the Funds with your prior written consent; provided that such assignment shall not relieve either Fund of its obligations hereunder.

11.                               Specific Performance.  The parties hereto agree that irreparable damage would occur if any provision of this Letter Agreement were not performed in accordance with the terms hereof and that, except as otherwise provided in Section 7, the parties shall be entitled to an injunction or injunctions or other equitable relief to prevent breaches of this Letter Agreement or to enforce specifically the performance of the terms and provisions hereof in any court set forth in Section 7, in addition to any other remedy to which they are entitled at law or in equity.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have duly executed this Letter Agreement, or caused this Letter Agreement to be duly executed on their behalf, as of the day and year first above written.

WP X FINANCE, L.P.
By:	WPX GP, L.P., its managing general partner
By:	Warburg Pincus Private Equity X, L.P., its general partner
By:	Warburg Pincus X, L.P., its general partner
By:	Warburg Pincus X GP L.P., its general partner
By:	WPP GP LLC, its general partner
By:	Warburg Pincus Partners, L.P., its managing member
By:	Warburg Pincus Partners GP LLC, its general partner
By:	Warburg Pincus & Co., its managing member

By:	/s/ Robert B. Knauss
Name: Robert B. Knauss
Title: Partner

WARBURG PINCUS X PARTNERS, L.P.

By:	Warburg Pincus X, L.P., its general partner
By:	Warburg Pincus X GP L.P., its general partner
By:	WPP GP LLC, its general partner
By:	Warburg Pincus Partners, L.P., its managing member
By:	Warburg Pincus Partners GP LLC, its general partner
By:	Warburg Pincus & Co., its managing member

By:	/s/ Robert B. Knauss
Name: Robert B. Knauss
Title: Partner

TMFS HOLDINGS, INC.

By:	/s/ Adam S. Bold
Adam S. Bold, President

[Signature Page to Put/Call Letter Agreement]